Exhibit 10.1

Bleichroeder Acquisition Corp. II

1345 Avenue of the Americas, Fl 47

New York, NY 10105

August 19, 2026

MJP Advisory Group LLC

1345 Avenue of the Americas, Fl 47

New York, NY 10105

Re:	Amended and Restated Advisory Services Agreement

Ladies and Gentlemen:

This amended and restated letter agreement (this “Agreement”), by and between Bleichroeder Acquisition Corp. II (the “Company”) and MJP Advisory Group LLC (“MJP”), dated as of the date hereof, amends and restates in its entirety that certain Advisory Services Agreement, dated as of November 24, 2025, by and between the Company and MJP (the “Original Agreement”).

MJP has provided, and continues to provide, extraordinary services to the Company beyond the nature and scope of the services anticipated at the time the Original Agreement was executed, including , without limitation, services on Schedule A, in connection with the negotiation and execution of that certain Agreement and Plan of Merger, dated as of February 28, 2026, as amended from time to time, to which the Company, Bleichroeder Acquisition France Merger Sub 2 and Pasqal Holding SAS are parties (the “Pasqal Business Combination Agreement”), and the transactions contemplated thereby (the “Pasqal Business Combination”), and the Company’s continuing efforts toward the anticipated consummation and closing of the Pasqal Business Combination.

In recognition of such extraordinary services, the Company and MJP desire to amend and restate the Original Agreement to provide for the payment to MJP a fee of $1,850,000 at the closing of the Company’s initial business combination, or, if the Company instead liquidates, a fee of $600,000 upon such liquidation, in each case in addition to, and without reduction for, the monthly payments made or to be made under the Original Agreement or this Agreement, on the terms and conditions set forth below.

Accordingly, this Agreement will confirm the agreement of the parties that, commencing on the date the securities of the Company were first listed on the Nasdaq Stock Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”), and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), MJP shall provide services to the Company under the terms and conditions set forth below.

1.	MJP, an affiliate of the Company’s Chief Executive Officer and Chief Operating Officer, shall provide chief operating officer advisory services relating to the Company’s search for and consummation of an initial business combination (the “Services”). In recognition of the extraordinary Services provided and to be provided by MJP, including in connection with the Pasqal Business Combination, the Company shall pay MJP a fee in the amount of $1,850,000 (One Million Eight Hundred Fifty Thousand Dollars) (the “Closing Fee”), at the closing of the Company’s initial business combination, or, if the Company instead liquidates, a fee in the amount of $600,000 (Six Hundred Thousand Dollars) (the “Liquidation Fee”) upon such liquidation, in each case in addition to, and without reduction or offset for, the Monthly Fees (as defined below). The Monthly Fees, the Closing Fee and the Liquidation Fee are referred to collectively as the “Fees”.

Commencing on the Listing Date, the Company shall: (a) pay MJP $18,000 (Eighteen Thousand Dollars) per month continuing monthly thereafter until the Termination Date (the “Monthly Fees”); and (b) reimburse MJP for any out-of-pocket expenses. These monthly payments for services will be made in arrears on the thirtieth (30th) day of each month, and payment shall be prorated for partial months. Payment will be made by wire transfer to a U.S. bank account provided by MJP.

MJP shall be solely responsible for any income taxes due on Fees paid under this Agreement. The Services shall be provided personally by Mr. Marcello Padula. The manner in which the services are to be performed and the specific hours to be worked by Mr. Padula shall be determined by MJP. The Company will rely on MJP to provide as many hours of work as may be reasonably necessary to fulfill MJP’s obligations under this Agreement.

2.	Upon completion of the Company’s initial business combination or liquidation, in each case as described in the Registration Statement, the Company shall pay MJP the Closing Fee or the Liquidation Fee, as applicable, without reduction, offset or credit for any Monthly Fees paid under the Original Agreement or this Agreement, and such payment shall be at the closing of the Company’s initial business combination or (if permitted by applicable law) its liquidation, in each case as described in the Registration Statement, provided, however, that, neither prior to the Company’s initial business combination, nor in the event of the Company’s liquidation, shall any payments under this Agreement whatsoever be made from amounts held in the Company’s trust account (as described in the Registration Statement) for the benefit of its public shareholders.

Payments made at the time of closing may be made from closing proceeds.

3.	This engagement may not be terminated by the Company unless a majority of the Board of Directors approves of such termination. If the Company terminates this engagement without cause, MJP shall be entitled to receive Monthly Fees for an additional six (6) months, or the period of time that passes between the termination date and the Company’s completion of its initial business combination, whichever is shorter. The Closing Fee shall remain payable in accordance with the terms of this Agreement if the Company completes its initial business combination, and the Liquidation Fee shall remain payable in accordance with the terms of this Agreement if the Company liquidates, in each case following a termination of this engagement without cause.

If the Company terminates this engagement for cause, then the Company’s obligations to pay Fees shall cease as of the termination date and the Company shall pay any amounts it owes for services to MJP on the thirtieth day of the month in which this engagement terminates.

4.	The parties acknowledge that neither the Company, nor any of its officers, directors, or agents, has promised Mr. Padula a position with the combined company that may come into existence if and when the Company completes a business combination. The parties further agree that any oral promise shall not be enforceable and a promise of such a position from the Company to Mr. Padula shall be enforceable only if it is made in writing and signed by the Chair of the Company’s board of directors.

5.	This Agreement does not create, and shall not be construed to create, a partnership, joint venture, or shareholder relationship between the parties. All employees and agents of MJP are solely employees of MJP and not employees of the Company. MJP shall be solely responsible for providing compensation, benefits, workers’ compensation, disability, family leave, and unemployment insurance to MJP’s employees.

In the event MJP fails to pay any tax imposed upon any compensation provided for under this Agreement, and any governmental entity seeks to collect such tax from the Company, MJP shall defend and indemnify the Company for all losses occasioned by such collection efforts including the amount of any such tax, penalties, interest, reasonable attorneys’ fees and accounting fees, disbursements, and any court costs.

6.	The Parties recognize that, as a result of MJP’s activities under this Agreement, MJP will obtain sensitive, proprietary, confidential information regarding the Company’s business strategy, financial status, merger targets, and investors (collectively, “Confidential Information”) which is valuable, special and unique and needs to be protected from improper disclosure.

In consideration for the disclosure of the information, MJP agrees that MJP will not at any time or in any manner, either directly or indirectly, use any Confidential Information for MJP’s own benefit, or divulge, disclose, or communicate in any manner any Confidential Information to any third party. MJP will protect the Confidential Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement. The Parties agree that an action or omission by Mr. Padula violating the conditions of this paragraph shall be considered the action or omission of MJP.

7.	MJP agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas, and trade secrets conceived, discovered, authored, invented, developed, or reduced to practice by MJP solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company.

MJP also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title, and interest in and to the Inventions.

8.	MJP hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this Agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

9.	This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

10.	This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

11.	No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

12.	This Agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

The exclusive venue for all disputes arising from this Agreement, MJP’s provision of the Services, or the termination of this engagement, shall be the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York, as applicable. The parties WAIVE ALL RIGHT TO TRIAL BY JURY with respect to such disputes.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

Very truly yours,

Bleichroeder Acquisition Corp. II

By:	/s/ Andrew Gundlach
Name:	Andrew Gundlach
Title:	Executive Chairman

AGREED TO AND ACCEPTED BY:

MJP Advisory Group LLC

By:	/s/ Marcello Padula
Name:	Marcello Padula
Title:	Sole Member

[Signature Page to Amended and Restated Advisory Services Agreement]

4